EXHIBIT F-2

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4497

Telephone: 414-277-5000

Fax: 414-271-3552

                            July 20, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Application of Wisconsin Electric Power Company on Form U-1 Under the Public Utility Holding Company Act of 1935 (File No. 70-10110)

Ladies and Gentlemen:

We are furnishing this opinion to the Securities and Exchange Commission (the “Commission”) at the request of Wisconsin Electric Power Company, a Wisconsin corporation (“Wisconsin Electric”), in connection with its Application/Declaration on Form U-1, as amended (File No. 70-10110) (the “Application”), under the Public Utility Holding Company Act of 1935, as amended (the “Act”). This opinion supplements our earlier opinion, dated May 20, 2005, filed as Exhibit F-1 to Amendment No. 4 to the Application filed with the Commission on May 20, 2005.

The Application requested that the Commission authorize a proposed transaction, as further described in the Application (the “Transaction”), in which Wisconsin Electric would lease and operate the electric generation facilities owned by Port Washington Generating Station, LLC (“Project Company”) pursuant to lease agreements between Wisconsin Electric and the Project Company. When its generating and interconnection facilities became operational, Project Company became an electric utility company under the Act. Wisconsin Electric also requested an exemption by order under Section 3(a)(1) of the Act from all of the provisions of the Act other than Section 9(a)(2).

By its Order dated July 8, 2005, the Commission granted the Application (Release No. 35-27998; 70-10110). As indicated in the Rule 24 Certificate with which this opinion letter is filed, the Transaction was consummated as of July 16, 2005, when the Unit 1 generating and interconnection facilities of Project Company successfully completed testing and commenced commercial operation and the Port Washington I Facility Lease became effective.

Securities and Exchange Commission

July 20, 2005

Capitalized terms that are used but not defined herein have the meanings assigned to them in the Application.

In connection with this opinion, we have examined such corporate records, certificates and other documents, and such questions of fact and matters of law, as we have deemed necessary for purposes of this opinion.

The opinions expressed below with respect to the Transaction are subject to and rely upon the following assumptions and conditions:

(a)	All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction have been obtained or made, as the case may be (including the approval and authorization of the Commission under the Act), and the Transaction has been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

(b)	All corporate formalities required by state law for the consummation of the Transaction have been taken.

(c)	The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

(d)	The representations and warranties of the parties to the Transaction in the documents providing for the Transaction are true and correct in all material respects.

(e)	Project Company has become an electric utility company under the Act on account of its generating and interconnection facilities becoming operational.

Based upon the foregoing, and subject to the assumptions and conditions set forth herein, it is our opinion that:

1.	Wisconsin Electric is a corporation validly existing under the laws of the State of Wisconsin. Project Company is a limited liability company validly existing under the laws of the State of Wisconsin.

2.	The Transaction has been carried out in accordance with the Application. Upon the Transaction having been consummated as contemplated by the Application:

(a)	All State laws applicable to the Transaction have been complied with;

Securities and Exchange Commission

July 20, 2005

(b) & (c)	Wisconsin Electric has legally acquired leasehold interests with respect to and is entitled to operate the leased facilities as contemplated by the Facility Lease and related leased generation contracts described in the Application, and is entitled to the rights and privileges appertaining thereto set forth in such documents; and

(d)	The consummation of the Transaction did not violate the legal rights of the holders of any securities issued by Wisconsin Electric or any associate company thereof.

The opinions expressed herein are limited to the federal law of the United States and the law of the State of Wisconsin. We hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP

BCD/JDM/HRS